Exhibit 99.2

GRAHAM PACKAGING COMPANY, L.P.

GPC CAPITAL CORP. I

OFFERS TO EXCHANGE

$253,378,000 PRINCIPAL AMOUNT OF THE ISSUERS’ 8 1/4% SENIOR NOTES

DUE 2017, WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS

AMENDED, FOR ANY AND ALL OF THE ISSUERS’ OUTSTANDING UNREGISTERED 8 1/4%

SENIOR NOTES DUE 2017 THAT WERE ISSUED ON NOVEMBER 24, 2009

$250,000,000 PRINCIPAL AMOUNT OF THE ISSUERS’ 8¼% SENIOR NOTES

DUE 2018, WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS

AMENDED, FOR ANY AND ALL OF THE ISSUERS’ OUTSTANDING UNREGISTERED 8¼%

SENIOR NOTES DUE 2018 THAT WERE ISSUED ON SEPTEMBER 23, 2010

                    , 2010

To Brokers, Dealers, Commercial Banks,

Trust Companies and other Nominees:

As described in the enclosed Prospectus, dated                     , 2010 (as the same may be amended or supplemented from time to time, the “Prospectus”), and Letter of Transmittal (the “Letter of Transmittal”), Graham Packaging Company, L.P. and GPC Capital Corp. I (together, the “Issuers”) and certain affiliates of the Issuers (the “Guarantors”), are offering (the “Exchange Offers”) to exchange an aggregate principal amount of up to $253,378,000 of the Issuers’ 8 1/4% Senior Notes due 2017, which have been registered under the Securities Act of 1933, as amended (the “Securities Act”) (collectively, the “2017 Exchange Notes”), for any and all of the Issuers’ outstanding unregistered 8 1/4% Senior Notes due 2017 that were issued on November 24, 2009 (collectively, the “Outstanding Unregistered 2017 Notes”) and to exchange an aggregate principal amount of up to $250,000,000 of the Issuers’ 8¼% Senior Notes due 2018, which have been registered under the Securities Act (together with the 2017 Exchange Notes, the “Exchange Notes”), for any and all of the Issuers’ outstanding unregistered 8¼% Senior Notes due 2018 that were issued on September 23, 2010 (together with the Outstanding Unregistered 2017 Notes, the “Outstanding Unregistered Notes”) in denominations of $2,000 and integral multiples of $1,000 in excess thereof upon the terms and subject to the conditions of the enclosed Prospectus and related Letter of Transmittal. The terms of the Exchange Notes are identical in all material respects (including principal amount, interest rate and maturity) to the terms of the Outstanding Unregistered Notes for which they may be exchanged pursuant to the Exchange Offers, except that the Exchange Notes are freely transferable by holders thereof and are not subject to any covenant regarding registration under the Securities Act. The Outstanding Unregistered Notes are unconditionally guaranteed (the “Outstanding Unregistered Guarantees”) by the Guarantors, and the Exchange Notes will be unconditionally guaranteed (the “New Guarantees”) by the Guarantors. Upon the terms and subject to the conditions set forth in the Prospectus and the Letter of Transmittal, the Guarantors offer to issue the New Guarantees with respect to all Exchange Notes issued in the Exchange Offers in exchange for the Outstanding Unregistered Guarantees of the Outstanding Unregistered Notes for which such Exchange Notes are issued in the Exchange Offers. Throughout this letter, unless the context otherwise requires and whether so expressed or not, references to the “Exchange Offers” include the Guarantors’ offer to exchange the New Guarantees for the Outstanding Unregistered Guarantees, references to the “Exchange Notes” include the related New Guarantees and references to the “Outstanding Unregistered Notes” include the related Outstanding Unregistered Guarantees. The Issuers will accept for exchange any and all Outstanding Unregistered Notes properly tendered according to the terms of the Prospectus and the Letter of Transmittal. Consummation of the Exchange Offers is subject to certain conditions described in the Prospectus.

WE URGE YOU TO PROMPTLY CONTACT YOUR CLIENTS FOR WHOM YOU HOLD OUTSTANDING UNREGISTERD NOTES REGISTERED IN YOUR NAME OR IN THE NAME OF YOUR NOMINEE. PLEASE BRING THE EXCHANGE OFFERS TO THEIR ATTENTION AS PROMPTLY AS POSSIBLE.

Enclosed are copies of the following documents:

1.	The Prospectus;

2.	The Letter of Transmittal for your use in connection with the tender of Outstanding Unregistered Notes and for the information of your clients, including a Substitute Form W-9 and Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (providing information relating to U.S. federal income tax backup withholding);

3.	A form of Notice of Guaranteed Delivery; and

4.	A form of letter, including a letter of instructions to a registered holder from a beneficial owner, which you may use to correspond with your clients for whose accounts you hold Outstanding Unregistered Notes that are registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions regarding the Exchange Offers.

Your prompt action is requested. Please note that the Exchange Offers will expire at 12:00 a.m. midnight, New York City time, on                     , 2010 (the “Expiration Date”), unless the Issuers otherwise extend the Exchange Offer.

To participate in the Exchange Offers, certificates for Outstanding Unregistered Notes, together with a duly executed and properly completed Letter of Transmittal or facsimile thereof, or a timely confirmation of a book-entry transfer of such Outstanding Unregistered Notes into the account of The Bank of New York Mellon (the “Exchange Agent”), at the book-entry transfer facility, with any required signature guarantees, and any other required documents, must be received by the Exchange Agent by the Expiration Date as indicated in the Prospectus and the Letter of Transmittal.

The Issuers will not pay any fees or commissions to any broker or dealer or to any other persons (other than the Exchange Agent) in connection with the solicitation of tenders of the Outstanding Unregistered Notes pursuant to the Exchange Offers. However, the Issuers will pay or cause to be paid any transfer taxes, if any, applicable to the tender of the Outstanding Unregistered Notes to their order, except as otherwise provided in the Prospectus and Letter of Transmittal.

If holders of the Outstanding Unregistered Notes wish to tender, but it is impracticable for them to forward their Outstanding Unregistered Notes prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus and in the Letter of Transmittal.

Any inquiries you may have with respect to the Exchange Offers should be addressed to the Exchange Agent at its address and telephone number set forth in the enclosed Prospectus and Letter of Transmittal. Additional copies of the enclosed materials may be obtained from the Exchange Agent.

Very truly yours,

GRAHAM PACKAGING COMPANY, L.P. GPC CAPITAL CORP. I

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE ISSUERS OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM IN CONNECTION WITH THE EXCHANGE OFFERS, OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS EXPRESSLY CONTAINED THEREIN.

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